Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, June 18, 2010 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.440416 per unit, payable on July 14, 2010, to unitholders of record on June 30, 2010. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter decreased to $0.440416 per unit from $0.447002 per unit last quarter, representing a 1.5% decrease. Royalties received are down primarily due to a decrease in natural gas production that was partially offset by an increase in prices realized for natural gas compared to the last quarter.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.
     On April 20, 2010, a deepwater drilling rig exploded and sank in the Gulf of Mexico, which resulted in loss of life and a substantial oil spill. To date, Tidelands has not been directly impacted by this explosion as Tidelands does not receive royalties from the well and Tidelands’ interests are located in the Western Area of the Gulf of Mexico and in shallow water. However, how Tidelands may be affected by this incident in the future, including any new or additional regulation that may be adopted in response to the incident that affects wells from which Tidelands receives royalties, is unknown at this time.
     In addition, during this quarter, Devon Energy Corporation sold its interest in the West Cameron Block 165 Field to Apache Corporation. Tidelands’ royalty interest position does not change as a result of this sale.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794